EXHIBIT 99.1


For Immediate Release
Contact:  Chris Daly or Jerry Daly (media)        Ashish Parikh, CFO (investors)
          Ph:  (703) 435-6293                     Ph:  (215) 238-1046



       HERSHA HOSPITALITY TRUST ANNOUNCES PUBLIC OFFERING OF COMMON SHARES


     PHLADELPHIA, Pa., September 20, 2004-Hersha Hospitality Trust (AMEX: HT) announced today that it has entered into an underwriting agreement with Citigroup Global Markets Inc., pursuant to which it has agreed to sell to Citigroup an aggregate of 3,500,000 of its common shares, raising proceeds of approximately $xx million. The underwriting agreement grants Citigroup a 30-day over-allotment option to purchase up to an additional 525,000 common shares.

     The company expects to use the net proceeds of the offering to fund future acquisitions, including acquisitions for which the company has a right of first refusal or option that it has obtained for newly developed hotels, and for general corporate purposes. The closing of the offering of common shares is subject to customary closing conditions as set forth in the underwriting agreement.

     A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the company's securities, nor shall there be any sale of these securities or a solicitation of an offer to buy these securities in any state in which such offer or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state. Offers for the securities will be made only by means of a


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prospectus supplement and accompanying prospectus forming part of the registration statement. A prospectus supplement and accompanying prospectus relating to these securities, when available, may be obtained from Citigroup Global Markets Inc., ATTN: Prospectus Department; 140 58th Street, 8th Floor; Brooklyn, New York, 11220; or by calling (718) 765-6732.

ABOUT HERSHA HOSPITALITY TRUST

     Hersha Hospitality Trust is a self-advised real estate investment trust that owns premium limited and full service hotels in the eastern United States with strong, national franchise affiliations. The company focuses on acquisition and joint venture opportunities in primary and secondary markets near major metropolitan markets.

     This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the company's report on Form 10-K for the year ended December 31, 2003 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations-Risk Factors."


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